(a)(119)

VOYA INVESTORS TRUST

AMENDMENT #110 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Effective: November 26, 2018

The undersigned,  being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended (the “Declaration of Trust”), including Article VI, Section 6.3 and Article XI, Sections 11.2 and 11.4, hereby amend the Declaration of Trust to:

1.     Abolish the Class R6 shares of VY Templeton Global Growth Portfolio, and the establishment and designation thereof, there being no shares of such class currently outstanding.

The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin	/s/ Joseph E. Obermeyer
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ John V. Boyer	/s/ Sheryl K. Pressler
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Patricia W. Chadwick	/s/ Dina Santoro
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee

/s/ Martin J. Gavin	/s/ Christopher P. Sullivan
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee

/s/ Russell H. Jones	/s/ Roger B. Vincent
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee

/s/ Patrick W. Kenny
Patrick W. Kenny, as Trustee